                                                      EXHIBIT 99.2
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                     TEXT OF PRESS RELEASE

             AIR & WATER TECHNOLOGIES CORPORATION
             U.S. Highway 22 West and Station Road
                 Branchburg, New Jersey 08876



CONTACT:   Ruthanne G. Neely
           Air & Water Technologies Corporation
           (908) 685-4000

                                                        For Immediate Release
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 AWT SHAREHOLDERS APPROVE AWT-CGE INVESTMENT AGREEMENT AND NEW
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 BOARD OF DIRECTORS.  NEW CHAIRMAN ELECTED AND CEO APPOINTED.
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BRANCHBURG, NEW JERSEY, JUNE 14, 1994 - Air & Water Technologies
Corporation (AMEX: AWT) announced that shareholders overwhelmingly approved all of the proposals contained in the 1994 proxy statement at today's Annual Meeting, including the Investment Agreement between AWT and Compagnie Generale des Eaux, as well as the election of a new board of directors. Immediately following the Shareholder Meeting, the new board elected
Claudio Elia, President and CEO of Anjou International, CGE's North
American holding company, chairman of the board of AWT and appointed him AWT's chief executive officer.

The key transactions contained in Proposal One (covering the Investment Agreement) are:

   (a) AWT is issuing 1,200,000 shares of a newly designated series of its authorized Preferred Stock, convertible into 4,800,000 shares of Class
         A Common Stock, to CGE for cash consideration of $60,000,000.
   (b) AWT has acquired from Anjou, by merger and exchange of shares, Professional Services Group, Inc., the nation's leading contract operations company, for an aggregate purchase price of 6,500,000 shares of Class A Common Stock.
   (c)   CGE made a $125,000,000 term loan to AWT and will support the obtaining of certain letters of credit.
   (d)   AWT will be CGE's exclusive vehicle in the United States for CGE's water and wastewater management and air pollution control activities.
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AIR & WATER TECHNOLOGIES, JUNE 14, 1994                                 PAGE 2
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After all the transactions are completed, CGE will have a 40% ownership interest in AWT and 48% of the voting power. The new AWT board of directors will include five representatives from CGE and its affiliates.

Mr. Elia commented on the results of the Annual Meeting: "We are pleased that the shareholders of AWT supported this alliance so enthusiastically. The two companies complement each other in many ways and we believe these transactions will be in the best interest of shareholders, the company, its clients and employees". He further added, "We are excited by the synergies we see between the two companies and the prospects available to us to pool our expertise and talents. I am looking forward to joining the AWT team and leading them in successfully tackling the many challenges and opportunities we see in front of us as we go forward".

Compagnie Generale des Eaux, a publicly-traded French company, is a world leader in global utilities, with a current market value of approximately $13 billion and 1993 revenue of about $25 billion. CGE's activities include water and wastewater treatment, waterworks construction, waste management, building and construction, communications, and healthcare services.

Air & Water Technologies Corporation, through its operating units, provides a broad range of environmental services and technologies in the areas of water resource management, air pollution control and waste by-product disposal and reuse.



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